Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of Huntington Bancshares Incorporated of our reports dated February 26, 2021, with respect to the consolidated statements of financial condition of TCF Financial Corporation and subsidiaries (the “Corporation”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports are included in the Form 8-K of Huntington Bancshares Incorporated dated April 30, 2021, which is incorporated by reference in the registration statement.

As discussed in Note 2 to the consolidated financial statements, the Corporation has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

/s/ KPMG LLP
Detroit, Michigan
April 30, 2021